Exhibit 4.5

REGISTRATION RIGHTS AGREEMENT

dated as of February 17, 2012

by and between

Williams Partners L.P.

and

Delphi Midstream Partners LLC

i

REGISTRATION RIGHTS AGREEMENT, dated as of February 17, 2012 (this “Agreement”), by and between Williams Partners L.P., Delaware limited partnership (the “Partnership”) and Delphi Midstream Partners LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller and the Partnership are party to that certain Contribution and Sale Agreement (the “Purchase Agreement”), dated as of December 21, 2011;

WHEREAS, as a result of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Seller initially owns, as of the date of this Agreement, directly or indirectly, 7,531,381 Common Units acquired from the Partnership as a portion of the consideration received by Seller in connection with such transactions (the “Units”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, each of the parties hereto desires to enter into this Agreement in order to establish certain rights, restrictions and obligations relating to the Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of any person means those other persons that, directly or indirectly, control, are controlled by or are under common control with such person.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date on which the Closing occurs.

“Common Units” means, collectively, the common units representing limited partnership interests of the Partnership.

“Equity Interests” means any type of equity ownership in the Partnership, or right to acquire any equity ownership in the Partnership, including Common Units or other units or a similar security, or any other interest entitling the holder thereof to participate in distributions or otherwise granting any other economic, voting or other rights, obligations, benefits or interests in, or attaching to, such interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Lock-Up End Date” means the date that is 60 days following the Closing Date.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Partnership or any of its Subsidiaries are listed or quoted.

“Indemnified Party” has the meaning set forth in Section 2.06(c).

“Indemnified Persons” has the meaning set forth in Section 2.06(a).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Inspectors” has the meaning set forth in Section 2.02(i).

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Losses” means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“NYSE” means the New York Stock Exchange.

“Partnership” has the meaning set forth in the Preamble.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, labor union, works council or unincorporated organization.

“Plan of Distribution” means the Plan of Distribution attached hereto as Exhibit A.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Records” has the meaning set forth in Section 2.02(i).

“Registrable Securities” means all Units that are beneficially owned by Unitholder at any time and any Equity Interests issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Units; provided, however, that a Registrable Security shall cease to be a Registrable Security upon the earlier of the time (i) the Registration Statement covering such Registrable Security has been declared effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement, (ii) such Registrable Security has been, or can be, under the terms of this agreement and in a single transaction and without limitation as to number of securities sold, disposed of pursuant to any section of Rule 144, (iii) such Registrable Security has been assigned, sold or otherwise transferred in a transaction in which the transferor’s rights under this Agreement are not assigned, or (iv) such Registrable Security has ceased to be outstanding.

“Registration Statement” means any registration statement of the Partnership that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representative” means, with respect to any person, such person’s, or such person’s Subsidiaries’, directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys).

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Suspension Period” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to a person, an Affiliate directly or indirectly controlled by such person.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” has the meaning set forth in Section 2.01(a).

“Underwritten Offering Request” has the meaning set forth in Section 2.01(a).“Unitholder” means Seller together with its respective Subsidiaries that beneficially own any Units, in each case for so long as such person beneficially owns any such Units. When this Agreement requires Unitholder to provide notice or give consent, such notice or consent shall be given by Seller, and not any other person who is a member of Unitholder.

“Units” has the meaning set forth in the Recitals.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Registration. (a) On or prior to the First Lock-Up End Date, the Partnership will either (i) file and use its reasonable best efforts to have declared effective by the SEC on or prior to the First Lock-Up End Date, a Registration Statement containing the Plan of Distribution, providing for the resale from time to time on a delayed or continuous basis pursuant to Rule 415 by Unitholder of the Registrable Securities, or (ii) amend an existing effective Registration Statement so that it is useable for such resales. In furtherance of the foregoing, the Partnership agrees to use reasonable best efforts to file a Registration Statement meeting the requirements of clause (i) of the preceding sentence on or prior to the earlier of March 9, 2012 and the date that is five (5) Business Days after the Partnership has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2011. In addition, at any time after the First Lock-Up End Date that (x) the Registration Statement referred to in clause (i) of the first sentence of this paragraph is not effective, and (y) the Registrable Securities then held by Unitholder have not ceased to be Registrable Securities, at Unitholder’s election and within 10 Business Days after the Partnership’s receipt of Unitholder’s written request (which written request may be submitted as early as 10 Business Days prior to the First Lock-Up Date) (an “Underwritten Offering Request”), the Partnership will file a prospectus supplement that shall be deemed to be part of an existing effective Automatic Shelf Registration Statement of the Partnership in accordance with Rule 430B under the Securities Act that is useable for a resale of Registrable Securities by Unitholder conducted pursuant to a firm commitment underwriting (an “Underwritten Offering”); provided, however that in no event shall the Partnership be required to file a prospectus supplement or otherwise participate in more than (A) one Underwritten Offering in the period from the First Lock-Up End Date to the date that is 120 days following the Closing Date and (B) one Underwritten Offering in the period from the date that is 121 days following the Closing Date to the date that all Registrable Securities held by Unitholder cease to be Registrable Securities. Subject to the restrictions referred to in Section 3.01, Unitholder may use any Registration Statement filed by the Partnership pursuant to this Section 2.01(a) and declared effective by the SEC (other than any Automatic Shelf Registration Statement referred to above) to effect resales of Registrable Securities in any manner permitted by the Plan of Distribution, but only in the manners so permitted.

(b) The Partnership will use its reasonable best efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) to keep such Registration Statement current and effective until the earlier of (A) the completion of the resale of Registrable Securities registered thereon or (B) the ceasing of any Registrable Securities covered by such Registration Statement to be Registrable Securities. The Partnership further agrees to use its reasonable best efforts to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Partnership for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act, (D) as may be reasonably requested in writing by Unitholder or any Underwriter and reasonably acceptable to the Partnership. The Partnership agrees to furnish to Unitholder copies of any such supplement or amendment no later than the time it is first being used or filed with the SEC.

(c) The Partnership and Unitholder agree that it is in the parties interest to work together to sell the Registrable Securities in an orderly manner. In this regard, the Partnership may, in its sole discretion, inform Unitholder of any primary offerings of its Common Units and, to the extent practicable in the sole discretion of the Partnership, and subject to Unitholder being bound by a confidentiality agreement containing a restriction on any purchase or sale of Common Units until such offering is publicly announced, the Partnership may offer to Unitholder the opportunity to include Registrable Securities in such offering to allow for the orderly sale of such Units.

Section 2.02. Registration Procedures. Subject to the provisions of Section 2.01, in connection with the registration of the sale of Registrable Securities pursuant to this Agreement, the Partnership will as promptly as reasonably practicable:

(a) furnish to Unitholder without charge, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as Unitholder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities, and give Unitholder and its Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents;

(b)(i) cause the Partnership’s Representatives to supply all information reasonably requested by Unitholder, any Underwriter, or its Representatives in connection with the Registration Statement and (ii) provide Unitholder, any Underwriter and its Representatives with the opportunity to participate in the preparation of such Registration Statement and the related Prospectus;

(c) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as Unitholder reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Unitholder to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Partnership shall in no event be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (iv) consent to general service of process in any jurisdiction where it is not then so subject;

(d) notify Unitholder at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Partnership will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) advise any Underwriter(s) and Unitholder promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, the Partnership shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(f) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Partnership to enable Unitholder to consummate the disposition of such Registrable Securities; provided, however, that the Partnership shall in no event be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (iv) consent to general service of process in any jurisdiction where it is not then so subject;

(g) enter into customary agreements and use reasonable best efforts to take such other actions as are reasonably requested by Unitholder and are consistent with the other obligations of the Partnership hereunder in order to expedite or facilitate the disposition of Registrable Securities pursuant to a Registration Statement;

(h) if requested by Unitholder, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, and subject to the provisions of this Agreement, such information as Unitholder may reasonably request to have included therein, including information relating to the Plan of Distribution (provided such information will not expand the Plan of Distribution as attached hereto as Exhibit A) and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Partnership is notified of the matters to be included in such prospectus supplement or post-effective amendment;

(i) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by Unitholder and any of its Representatives (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of the Partnership (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to the Partnership and the related Registration Statement and prospectus and request the Representatives of the Partnership and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only to conduct such due diligence;

(j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(k) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(l) cooperate with Unitholder and any Underwriter to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Unitholder may request in writing in connection with the closing of any sale of Registrable Securities;

(m) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NYSE or, if Common Units are not then listed on the NYSE, then on such other securities exchange or national quotation system on which the Common Units are then listed or quoted.

(n) In the event that an offering of Registrable Securities is effectuated as an Underwritten Offering pursuant to Section 2.01(a), the Partnership will cooperate with the Unitholder and each Underwriter in effecting such Underwritten Offering pursuant to the Automatic Shelf Registration Statement as promptly as reasonably practicable following receipt of an Underwritten Offering Request. Unitholder shall be entitled to select the lead Underwriters and any additional Underwriters in connection with an Underwritten Offering from the list of investment banking firms set forth on Exhibit B attached hereto, which firms have been pre-approved by the Unitholder and the Partnership. The Partnership shall reasonably assist such managing Underwriter or Underwriters in their efforts to sell Registrable Securities pursuant to such Underwritten Offering and, if reasonably requested in connection therewith, shall make senior executives with appropriate seniority and expertise reasonably available for customary “road show” or other presentations during the marketing period for such Registrable Securities (with an understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Partnership). In furtherance of the foregonig, the Partnership use its reasonable best efforts to obtain and deliver to each Underwriter and Unitholder a comfort letter from the independent registered public accounting firm for the Partnership (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Partnership whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Unitholder may reasonably request. The Partnership will use its reasonable best efforts to obtain and deliver to each Underwriter and Unitholder a 10b-5 statement and legal opinion from the Partnership’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or Unitholder may reasonably request.

Section 2.03. Conditions to Offerings.

(a) The obligations of the Partnership to take the actions contemplated by Section 2.01 and Section 2.02 with respect to an offering of Registrable Securities will be subject to the condition that the Partnership may require Unitholder to furnish to the Partnership such information regarding Unitholder, the Registrable Securities or the distribution of such Registrable Securities as the Partnership may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws.

(b) Unitholder agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 2.02(d) or 2.02(e) or a condition described in Section 2.04, Unitholder will forthwith discontinue disposition of such Registrable

Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until Unitholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.02(d) or notice from the Partnership of the termination of the stop order or Suspension Period.

Section 2.04. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall be entitled, from time to time, by providing prior written notice to Seller, to require Unitholder to suspend the use of the Prospectus included in any Registration Statement for resales of Registrable Securities pursuant to Section 2.01(a)for a reasonable period of time not to exceed 60 days in succession (or a longer period of time with the prior written consent of Seller, which consent shall not be unreasonably withheld) or 90 days in the aggregate (a “Suspension Period”) if the Partnership determines in good faith (because of the existence of, or in anticipation of, any acquisition, financing activity or other transaction involving the Partnership, the unavailability of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Partnership) that effecting the registration (or permitting sales under an effective registration) would be materially detrimental to the Partnership or the holders of its Common Units. In the event of any such suspension pursuant to this Section 2.04(a), the Partnership shall furnish to Seller a written notice setting forth the estimated length of the anticipated delay. The Partnership will notify Unitholder promptly upon the termination of the Suspension Period. Upon notice by the Partnership to Unitholder of any determination to commence a Suspension Period, Unitholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale (including sales pursuant to Rule 144), trading or transfer of any Common Units for the duration of the Suspension Period until the Partnership has provided notice that the Suspension Period has been terminated. For the avoidance of doubt, nothing contained in this Section 2.04 shall relieve the Partnership of its obligations under Section 2.01.

(b) After the expiration of any Suspension Period and without any further request from a holder of Equity Interests, the Partnership shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.05. Registration Expenses. All fees and expenses incident to the Partnership’s performance of or compliance with the obligations of this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, messenger and delivery expenses of the Partnership, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Partnership, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, the fees and out of pocket expenses of other persons retained by the Partnership will be borne by the Partnership; provided, however, that Unitholder will bear and pay any fees and expenses of Seller’s or its Affiliates’ Representatives and any underwriting discounts, fees, commissions and related fees and out of pocket expenses of any Underwriters and such Underwriters’ counsel applicable to Registrable Securities offered for its account pursuant to any Registration Statement.

Section 2.06. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities pursuant to Section 2.01, the Partnership will indemnify, defend and hold harmless Unitholder, its Affiliates, directors, officers and shareholders and each person who controls Unitholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Partnership will not be required to indemnify any Indemnified Person for any Losses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Partnership in writing by, or at direction of, Unitholder or any Indemnified Person expressly for use therein.

(b) In connection with any Registration Statement, Prospectus or Issuer FWP, Unitholder will indemnify, defend and hold harmless the Partnership, its directors, its officers and each person, if any, who controls the Partnership (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Partnership to Unitholder, but only with respect to information furnished to the Partnership in writing by, or at direction of, any Unitholder or any Indemnified Persons expressly for use in such Registration Statement, Prospectus or Issuer FWP.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.06(a) or Section 2.06(b), such person (the “Indemnified Party”) will promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within 15 Business Days following receipt of notice from the Indemnified Party, or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any person by the Indemnified Party or any of its Affiliates can be made as the result of such action, and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party. No Indemnified Party will, without the prior written consent of the Indemnifying Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder.

(d) If the indemnification provided for in this Section 2.06 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.06, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Partnership, on the one hand, and Unitholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.06(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.06(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.06(d). No person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 2.06(e), Unitholder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Unitholder from the sale of the Registrable Securities exceeds the amount of any damages which Unitholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(f) If indemnification is available under this Section 2.06, the Indemnifying Party will indemnify each Indemnified Party to the fullest extent permissible under applicable Law provided in Sections 2.06(a) and 2.06(b) without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in Section 2.06(d) or Section 2.06(e). The obligations of the Partnership under this Section 2.06 shall be in addition to any liability that the Partnership may otherwise have to any Indemnified Person.

Section 2.07. Rule 144.

(a) The Partnership agrees that it will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and take such further action as Unitholder reasonably may request (including providing Unitholder with such information as may be required in order to enable Unitholder to make sales within the limitation of the exemptions provided by Rule 144), all to the extent required from time to time to enable Unitholder to sell Registrable Securities pursuant to the exemptions provided by Rule 144.

(b) Seller and the Partnership agree that Seller and its Affiliates shall not be deemed an affiliate of the Partnership or any of its Subsidiaries under Rule 144 for purposes of this Agreement.

Section 2.08. Transfer of Registration Rights. The rights granted to Unitholder under this Article II may not be assigned by Unitholder in whole or in part other than to a Subsidiary of Seller to whom Unitholder transfers Units.

ARTICLE III

LOCK-UP; CERTAIN OTHER MATTERS

Section 3.01. Lock-Up. Unitholder agrees that the Units are subject to the restrictions on transfer set forth in Section 6.14 of the Purchase Agreement.

Section 3.02. Transfer Agent. Seller and the Partnership agree that the Partnership may cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to any transfer of Units not in compliance with Section 3.01. Any transfer or attempted transfer of Units in violation of Section 3.01, to the fullest extent permitted by law, be null and void ab initio.

Section 3.03. Legends. Any certificates for Units issued to Unitholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated units) referencing restrictions on transfer of such Units under the Securities Act and under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer within the United States will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such customary certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Contribution and Sale Agreement dated as of December 21, 2011, between the Partnership and Delphi Midstream Partners LLC (a copy of which is on file with the Secretary of the general partner of the Partnership).”

Notwithstanding the foregoing, the holder of any certificate(s) for Units shall be entitled to receive from the Partnership new certificates for a like number of Units not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such Units under the Securities Act, delivery of a customary opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Partnership and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

Section 3.04. Section 16 Matters. Seller shall comply in all material respects with the beneficial ownership reporting requirements under Section 16 of the Exchange Act, as such requirements may apply to its beneficial ownership of Common Units.

Section 3.05. Information. Seller agrees to use its reasonable best efforts to provide the Partnership with any information requested by the Partnership regarding Seller’s consummated or planned sales of Units pursuant to this agreement or, to the extent known by Seller, the consummated or planned sales activity of Seller’s affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Partnership. The Partnership represents and warrants to Seller as of the date hereof that:

(a) The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act and has the limited partnership power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Partnership and all necessary and appropriate action has been taken by the Partnership to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization and valid execution and delivery by Seller, is a valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms.

Section 4.02. Representations and Warranties of Seller. Seller represents and warrants to the Partnership as of the date hereof that:

(a) Seller and its Affiliates do not, individually or in the aggregate, own, beneficially or of record, any Common Units other than the Units.

(b) Seller has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act and has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.

(c) This Agreement has been duly and validly authorized by Seller and all necessary and appropriate action has been taken by Seller to execute and deliver this Agreement and to perform its obligations hereunder.

(d) This Agreement has been duly executed and delivered by Seller and, assuming due authorization and valid execution and delivery by the Partnership, is a valid and binding obligation of Seller enforceable against it in accordance with its terms.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Adjustments. References to numbers of Common Units contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, split or reverse split of Equity Interests.

Section 5.02. Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery, on the day of such delivery, (b) if delivered by registered or certified mail (return receipt requested), or by a national courier service, on the day of delivery, or (c) if sent by facsimile or email, upon transmission of such facsimile or email (provided that the facsimile or email is promptly confirmed with the recipient by telephone), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a) if to the Partnership, to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 47172-0172

Attention: Chief Financial Officer

Telephone:(918) 573-2186

Facsimile:(918) 573-0871

Email: don.chappel@williams.com

with copies (which shall not constitute notice to the Partnership) to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202-2642

Attention: Richard M. Russo

Telephone:(303) 298-5715

Facsimile:(303) 313-2838

Email: rrusso@gibsondunn.com

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 47172-0172

Attention: General Counsel

Telephone: 918- 573-0816

Facsimile:(918) 573-5942

Email: craig.rainey@williams.com

(b) if to Seller or Unitholder, to:

Delphi Midstream Partners LLC

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention: Matthew LeBaron and Eric Schondorf

Telephone:(212) 476-8000 Facsimile:(212) 697-5524

Email: mlebaron@american-securities.com and eschondorf@american-securities.com with a copy (which shall not constitute notice to Seller or Unitholder) to:

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022

Attention: Emanuel Cherney, Esq.

Telephone:(212) 836-7061

Facsimile:(212) 836-8689

Email: echerney@kayescholer.com

Section 5.03. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.05. Interpretation. In this Agreement, except as context may otherwise require, references:

(a) to the Preamble, Recitals, Sections, or Exhibits are to the Preamble to, a Recital or Section of, or Exhibit to, this Agreement;

(b) to this Agreement are to this Agreement and the Exhibits to it, taken as a whole;

(c) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(d) to any Governmental Entity includes any successor to that Governmental Entity;

(e) to a person are also to its permitted successors and assigns;

(f) to the words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section;

(g) to the words “include,” “includes,” or “including,” are to be deemed followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require;

(h) the table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement; and

(i) this Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 5.06. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction.

Section 5.07. Counterparts. This Agreement may be executed in two or more counterparts which may be delivered by means of facsimile or email, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

Section 5.08. Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto) represents the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to delivery of this Agreement and such transactions and other provisions of this Agreement.

Section5.09. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

Section 5.10. Assignment. Subject to Section 2.08, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

Section 5.12. Venue for Resolution of Disputes. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contained hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 5.02 of this Agreement. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

Section 5.13. Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which any party is entitled under any theory of recovery whatsoever (including, at law or in equity, in tort or any other claims).

Section 5.14. Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which Unitholder ceases to hold any Units; provided, however, that the (a) provisions contained in Article II of this Agreement, except Section 2.06, shall survive so long as there are, and shall automatically terminate when there are no longer, any Registrable Securities outstanding; (b) the indemnity and contribution provisions contained in Section 2.06, the representations and warranties of the Partnership and Seller referred to in Section 4.01 and Section 4.02 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Partnership and (iii) the consummation of the sale of the Registrable Securities; and (c) the provisions of this Article V shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:	/s/ Rory L. Miller
Name: Rory L. Miller
Title: Senior Vice President - Midstream

DELPHI MIDSTREAM PARTNERS LLC

By:	ASP Manager Corp.,
its Manager

By:	/s/ Eric. L. Schondorf
Name: Eric. L. Schondorf
Title: Vice President

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